UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 30, 2014

Twitter, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36164	20-8913779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1355 Market Street, Suite 900

San Francisco, California 94103

(Address of principal executive offices, including zip code)

(415) 222-9670

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mike Gupta, Twitter, Inc.’s (“Twitter” or the “Company”) Chief Financial Officer, will be assuming the role of Senior Vice President, Strategic Investments within the next 30 days.

Twitter’s board of directors has appointed Anthony Noto as its Chief Financial Officer (“CFO”) to replace Mr. Gupta effective as of a date within the next 30 days. Mr. Noto, 46, served as a Managing Director in the Technology, Media and Telecom Investment Banking Group at Goldman, Sachs & Co. (“Goldman Sachs”) from October 2010 to June 2014. Mr. Noto served as Co-Head of Goldman Sachs’ Technology, Media and Telecom Investment Banking group from September 2011 to May 2014. From February 2008 to September 2010, Mr. Noto served as the CFO of the National Football League. From May 1999 to January 2008, Mr. Noto served in various roles at Goldman Sachs, including as the Internet and Media Equity Research Analyst and the head of the Communication, Media and Entertainment Equity Research Team. Mr. Noto holds a B.S. in Mechanical Engineering from the United States Military Academy and a M.B.A. from the Wharton School of the University of Pennsylvania.

There are no arrangements or understandings between Mr. Noto and any other persons pursuant to which he was selected as Chief Financial Officer. There are also no family relationships between Mr. Noto and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company entered into a letter agreement with Mr. Noto (the “Offer Letter”) and a Change of Control Severance Policy Participation Agreement (the “Participation Agreement”), each dated June 30, 2014, establishing his compensation as CFO as summarized below.

Salary. Mr. Noto’s annual salary rate will be $250,000.

Equity Compensation. In connection with his appointment, Mr. Noto will receive a one-time stock award in the form of Restricted Stock Units for one million five hundred thousand (1,500,000) shares of Twitter common stock vesting over 4 years as described in the Offer Letter and subject to the terms of the Company’s 2013 Equity Incentive Plan. In addition, Mr. Noto will receive a one-time option grant to buy five hundred thousand (500,000) shares of Twitter common stock at an exercise price equal to the closing price of Twitter common stock on the date of grant and vesting over 4 years as described in the Offer Letter and subject to the terms of the Company’s 2013 Equity Incentive Plan.

Termination of Employment and Payments. Mr. Noto will participate in the Company’s change of control severance policy applicable to our executive officers, as modified by the terms of his Participation Agreement. Under this policy, if Mr. Noto is involuntarily terminated for any reason (including by him for good reason, as defined in the policy/Participation Agreement) other than cause, death or disability on or within 12 months following a change of control, he would be entitled to receive severance benefits as follows: (i) a lump sum severance payment equal to 100% of his annual base salary, (ii) payment for up to 12 months of COBRA premiums to continue health insurance coverage and (iii) the acceleration of vesting of 100% of the shares underlying all unvested equity awards held by him immediately prior to such termination. If Mr. Noto is involuntarily terminated for any reason (including by him for good reason, as defined in the policy/Participation Agreement) other than cause (as defined in the policy/Participation Agreement), death or disability (not in the context of a change of control), Mr. Noto would be entitled to receive severance benefits as follows: (i) a lump sum severance payment equal to 50% of his annual base salary, (ii) payment for up to 6 months of COBRA premiums to continue health insurance coverage and (iii) the acceleration of vesting of no less than 12.5% of the shares underlying all unvested equity awards held by him immediately prior to such termination, as determined by the Compensation Committee based on facts and circumstances.

The foregoing descriptions of the Offer Letter and the Participation Agreement are qualified in their entirety by reference to the full text of the Offer Letter and the Participation Agreement, which are filed as Exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference.

Item 7.01.	Regulation FD Disclosure.

In announcing Mr. Noto as its new CFO, Twitter notes that this change is not related to Twitter’s previously-issued expectations.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Offer Letter between the Company and Anthony Noto, dated as of June 30, 2014.

10.2	Change of Control Severance Policy Participation Agreement between the Company and Anthony Noto, dated as of June 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWITTER, INC.

By:	/s/ Vijaya Gadde
Vijaya Gadde General Counsel & Secretary

Date: July 1, 2014

EXHIBIT INDEX

Exhibit Number	Description

10.1	Offer Letter between the Company and Anthony Noto, dated as of June 30, 2014.

10.2	Change of Control Severance Policy Participation Agreement between the Company and Anthony Noto, dated as of June 30, 2014.